EXHIBIT 10o(i)

AOL INC. LONG-TERM INCENTIVE PLAN
FOUNDERS’ GRANT UNIT AGREEMENT

AGREEMENT between AOL Inc. (the “Company”) and you (the “Participant”) and your heirs and beneficiaries.
1. Purpose of Agreement. The purpose of this Agreement is to provide a grant of Restricted Share Units (“Units”) to the Participant. This award satisfies in full the Participant’s right to receive a “Founders Incentive Award” with respect to the Company pursuant to the Participant’s offer letter with Verizon Communications Inc. dated May 12, 2015.
2. Agreement. This Agreement is entered into pursuant to the AOL Inc. Long-Term Incentive Plan (the “Plan”), and evidences the grant of Units pursuant to the Plan. In consideration of the benefits described in this Agreement, which Participant acknowledges are good, valuable and sufficient consideration, the Participant agrees to comply with the terms and conditions of this Agreement, including the Participant’s obligations and restrictions set forth in Exhibit A to this Agreement (the “Participant’s Obligations”) which are incorporated into and are a part of the Agreement. The Units and this Agreement are subject to the terms and provisions of the Plan. By executing this Agreement, the Participant agrees to be bound by the terms and provisions of the Plan and this Agreement, including but not limited to the Participant’s Obligations. In addition, the Participant agrees to be bound by the actions of the Administrator (to the extent that such actions are exercised in accordance with the terms of the Plan and this Agreement). If there is a conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall control.
3. Contingency. The grant of Units is contingent on the Participant’s timely acceptance of this Agreement and satisfaction of the other conditions contained in it. Acceptance shall be through execution of the Agreement as set forth in paragraph 21. If the Participant does not accept this Agreement by the close of business on September 30, 2015, the Participant shall not be entitled to this grant of Units regardless of the extent to which the requirements in paragraph 5 (“Vesting”) are satisfied. In addition, to the extent a Participant is on a Company approved leave of absence, including but not limited to short-term disability leave, he or she will not be entitled to this grant of Units until such time as he or she returns to active employment with the Company or a Related Company (as defined in paragraph 13) and accepts this Agreement within the time period established by the Company.
4. Number of Units. Effective on the date the Units are granted (the “Grant Date”), the Participant is granted the number of Units as specified in the Participant’s account under the “Founders’ 15” grant administered by Fidelity Investments, or any other record keeper appointed by the Company with respect to the Plan or any successor to either of them (“Fidelity”). A “Unit” is a contingent right to receive a payment as determined under Section 6 of the Plan and the provisions of this Agreement. To the extent that Fidelity or the Company makes an error, including but not limited to an administrative error with respect to the number of Units granted to the Participant under this Agreement, the Company or Fidelity specifically reserves the right to correct such error at any time and the Participant agrees that he or she shall be legally bound by any corrective action taken by the Company or Fidelity.
5. Vesting.
(a) General. The Units shall vest as to one-half (1/2) of the Units on June 22, 2018, and as to one-half (1/2) of the Units on June 22, 2019 (each such anniversary date, a “Vesting Date”). Vesting of the Units is subject in each case to the Participant’s continuous employment by the Company or a Related Company (as defined in paragraph 13) from the Grant Date through the applicable Vesting Date, except as otherwise provided in paragraph 7 (“Early Cancellation/Accelerated Vesting of Units”) or as otherwise provided by the Administrator.
(b) Transfer. Transfer of employment from the Company to a Related Company, from a Related Company to the Company, or from one Related Company to another Related Company shall not constitute a separation from employment hereunder, and service with a Related Company shall be treated as service with the Company for purposes of the continuous employment requirement in paragraph 5(a). If the Participant transfers employment pursuant to this paragraph 5(b), the Participant will still be required to satisfy the definition of “Retire” under paragraph 7 of this Agreement in order to be eligible for the accelerated vesting provisions in connection with a retirement.
6. Payment. Any Units that vest pursuant to the terms hereof shall be paid in the amount and manner provided in Section 6 of the Plan. Such payment shall be made as soon as practicable after the Vesting Date for such Units (but in no event later than two and one-half months after the Vesting Date). Such payment shall be subject to all applicable tax withholding. If the Participant dies before any payment due hereunder is made, such payment shall be made to the Participant’s beneficiary, as designated under paragraph 11. Once a payment has been made with respect to a Unit, the Unit shall be canceled; however, all other terms of the Agreement, including but not limited to the Participant’s Obligations, shall remain in effect.
7. Early Cancellation/Accelerated Vesting of Units. Notwithstanding the provisions of paragraph 5, Units may vest or be forfeited before the Vesting Date as follows:

(a) Termination for Cause. If the Participant’s employment by the Company or a Related Company is terminated by the Company or a Related Company for Cause at any time prior to the date that the Units are paid pursuant to paragraph 6, the Units (whether vested or not) shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Company and without any other action by the Participant.
(b) Retirement More Than Six Months After Grant Date, Termination Due to Death or Disability, Involuntary Termination without Cause or Termination for Good Reason On or Before Vesting Date.
(1) This paragraph 7(b) shall apply if the Participant:
(i) Retires (as defined below) on or after the date that is six months after the Grant Date and on or before a Vesting Date,
(ii) Separates from employment by reason of the Participant’s death, or Disability (as defined below) on or before a Vesting Date, or
(iii) Separates from employment by reason of a termination by the Company or a Related Company without Cause (as defined below) or a termination by the Participant for Good Reason (as defined below), in each case on or before a Vesting Date.

(2) Subject to the conditions set forth in paragraph 7(g), if the Participant separates from employment on or before the Vesting Date under circumstances described in paragraph 7(b)(1), the continuous employment requirement set forth in paragraph 5(a) shall be deemed satisfied in full as if the Participant’s employment with the Company had continued through the Vesting Date.
(3) Any Units that vest pursuant to paragraph 7(b)(2) shall be payable at their regularly scheduled time as specified in paragraph 6.
(c)    Retirement Within Six Months of Grant Date, Voluntary Termination or Other Separation Not Described in Paragraph 7(a), 7(b) or 7(d). If the Participant (i) Retires (as defined in paragraph 7(e)(4)) before the date that is six months after the Grant Date, or (ii) otherwise separates from employment on or before a Vesting Date under any circumstances not described in paragraph 7(a), 7(b) or 7(d), all the Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Company and without any other action by the Participant.
(d) Change in Control. If a Participant’s employment with the Company or a Related Company is involuntarily terminated without Cause or the Participant voluntarily terminates employment for Good Reason within twelve (12) months following the occurrence of a Change in Control and before a Vesting Date, then, subject to the conditions set forth in paragraph 7(g), the Units shall vest and become payable (without prorating the award) and the continuous employment requirement set forth in paragraph 5(a) shall be deemed satisfied in full as if the Participant’s employment with the Company had continued through the Vesting Date; provided, however, that all other terms of the Agreement, including but not limited to the Participant’s Obligations, shall remain in effect. A Change in Control or an involuntary termination without Cause or a voluntary termination for Good Reason that occurs after a particular Vesting Date shall have no effect on whether any Units scheduled to vest on the Vesting Date vest or become payable under this paragraph 7. If both paragraph 7(b) and this paragraph 7(d) would otherwise apply in the circumstances, this paragraph 7(d) shall control. Any Units that vest pursuant to this paragraph 7(d) shall be payable at their regularly scheduled time as specified in paragraph 6.
(e) Defined Terms. For purposes of this Agreement, the following definitions shall apply:
(1) “Disability” has the meaning given to such term in an employment agreement between the Company or Related Company and the Participant or, if not defined therein or if there is no such agreement, “Disability” shall mean the total and permanent disability of the Participant as defined by, or determined under, the Company’s long-term disability benefit plan.
(2) “Cause” has the meaning given to such term in an employment agreement between the Company or any Related Company and the Participant or, if not defined therein or if there is no such agreement, “Cause” means (i) incompetence or negligence in the discharge of, or inattention to or neglect of or failure to perform, the duties and responsibilities assigned to the Participant; fraud, misappropriation or embezzlement; or a material breach of the Company’s Code of Conduct (as in effect at the relevant time) or any of the Participant’s Obligations, all as determined by the Administrator (or his or her designee) in his or her discretion, or (ii) commission of any felony of which the Participant is finally adjudged guilty by a court of competent jurisdiction.
(3) “Good Reason” has the meaning given to such term in an employment agreement between the Company or Related Company and the Participant, if any. If there is no such agreement or if there is such an agreement but such term is not defined therein, the provisions of this Agreement that refer to “Good Reason” shall not apply, and the Participant shall not be entitled to any accelerated vesting hereunder in connection with any voluntary termination of the Participant’s employment.
(4) “Retire” and “Retirement” means: (i) to retire after having attained at least 15 years of vesting service (as defined under the applicable Company or Related Company tax-qualified 401(k) savings plan) and a combination of age and years of vesting service that equals or exceeds 75 points, or (ii) retirement under any other circumstances determined in writing by the Administrator (or his or her designee), provided that, in the case of either (i) or (ii) in this paragraph, the retirement was not occasioned by a discharge for Cause.
(f) Vesting Schedule. Except and to the extent provided in paragraphs 7(b), 7(c) and 7(d), nothing in this paragraph 7 shall alter the vesting schedule prescribed by paragraph 5.
(g) Conditions on Accelerated Vesting. Notwithstanding any other provision herein or in the Plan, the Participant’s right to receive any accelerated vesting of the Units pursuant to paragraph 7(b) or paragraph 7(d) is subject to the conditions that (i) the Participant has not and does not commit a material breach of any of the Participant’s Obligations, and (ii) the Participant executes, within the time prescribed by the Company, a release satisfactory to the Company waiving any claims he or she may have against the Company and any Related Company and does not revoke such release within any revocation period provided by applicable law. If such conditions are not met, paragraph 7(c) shall apply to the Units.
8. Shareholder Rights. The Participant shall have no rights as a shareholder with respect to the Units until the date (if any) on which the Participant becomes the holder of record with respect to any Shares that may be issued in payment of the Units as provided in Section 6 of the Plan. Except as provided in the Plan or in this Agreement, no adjustment shall be made for dividends or other rights for which the record date occurs while the Units are outstanding.
9. Amendment of Agreement. Except to the extent required by law or specifically contemplated under this Agreement, neither the Administrator (or his or her designee) may, without the written consent of the Participant, change any term, condition or provision affecting the Units if the change would have a material adverse effect upon the Units or the Participant’s rights thereto. Nothing in the preceding sentence shall preclude the Administrator (or his or her designee) from exercising administrative discretion with respect to the Plan or this Agreement, and the exercise of such discretion shall be final, conclusive and binding. This discretion includes, but is not limited to, corrections of any errors, including but not limited to any administrative errors, and determining whether the Participant has been discharged for Cause, has a Disability, has Retired, has breached any of the Participant’s Obligations or has satisfied the requirements for vesting and payment under paragraphs 5 and 7 of this Agreement.
10. Assignment. The Units shall not be assigned, pledged or transferred except by will or by the laws of descent and distribution.
11. Beneficiary. The Participant shall designate a beneficiary in writing and in such manner as is acceptable to the Administrator (or his or her designee). Each such designation shall revoke all prior designations by the Participant with respect to the Participant’s benefits under the Plan and shall be effective only when filed by the Participant with the Company during the Participant’s lifetime. If the Participant fails to so designate a beneficiary, or if no such designated beneficiary survives the Participant, the Participant’s beneficiary shall be the Participant’s estate.
12. Other Plans and Agreements. Any payment received by the Participant pursuant to this Agreement shall not be taken into account as compensation in the determination of the Participant’s benefits under any pension, savings, life insurance, severance or other benefit plan maintained by the Company or a Related Company. The Participant acknowledges that this Agreement or any prior award agreement shall not entitle the Participant to any other benefits under the Plan or any other plans maintained by the Company or a Related Company.
13. Company and Related Company. For purposes of this Agreement, “Company” means AOL Inc. “Related Company” means (a) Verizon, (b) any Subsidiary of the Company or Verizon, or (c) any corporation, partnership, joint venture, or other entity in which the Company or Verizon holds a direct or indirect ownership or other proprietary interest of less than 50 percent at any time during the term of this Agreement but which, in the discretion of the Administrator, is treated as a Related Company for purposes of this Agreement.
14. Employment Status. The grant of the Units shall not be deemed to constitute a contract of employment for a particular term between the Company or a Related Company and the Participant, nor shall it constitute a right to remain in the employ of any such Company or Related Company.
15. Tax Matters.
(a) Tax Withholding. The Participant acknowledges that he shall be responsible for any taxes that arise in connection with this grant of Units, and the Company shall make such arrangements as it deems necessary for withholding of any taxes it determines are required to be withheld pursuant to any applicable law or regulation. In the event the Units are paid in Shares as provided in Section 6 of the Plan, the Administrator may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory withholding tax that could be imposed on the transaction in accordance with Section 13.2 of the Plan.
(b) Limitation on Acceleration. Notwithstanding any provision to the contrary in the Plan or this Agreement, subject to the terms of any employment agreement between the Company or any Related Company and the Participant that provides for the treatment of Units that is more favorable to the Participant than this paragraph 15(b), if the Payment (as hereinafter defined) due to the Participant hereunder as a result of any acceleration of vesting of the Units pursuant to paragraph 7 of this Agreement, either alone or together with all other Payments received or to be received by the Participant from the Company or any Related Company (collectively, the

“Aggregate Payments”), or any portion thereof, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor thereto), the following provisions shall apply:
(i) If the net amount that would be retained by the Participant after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by the Participant after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Participant shall be entitled to receive the Aggregate Payments.
(ii) If, however, the net amount that would be retained by the Participant after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Aggregate Payments to which the Participant is entitled shall be reduced to such largest amount.
As used herein, the term “Payment” shall mean any transfer of property within the meaning of Section 280G of the Code.
The determination of whether any reduction of Aggregate Payments is required and the timing and method of any such required reduction in Payments under this Agreement or in any such other Payments otherwise payable by the Company or any Related Company consistent with any such required reduction, shall be made by the Participant, including whether any portion of such reduction shall be applied against any cash or any shares of stock of the Company or any other securities or property to which the Participant would otherwise have been entitled under this Agreement or under any such other Payments, and whether to waive the right to the acceleration of the Payment due under this Agreement or any portion thereof or under any such other Payments or portions thereof, and all such determinations shall be conclusive and binding on the Company and the Related Companies. To the extent that Payments hereunder or any such other Payments are not paid as a consequence of the limitation contained in this paragraph 15(b), then the Units (to the extent not so accelerated) and such other Payments (to the extent not vested) shall be deemed to remain outstanding and shall be subject to the provisions hereof and of the Plan as if no acceleration or vesting had occurred.
The Company shall promptly pay, upon demand by the Participant, all legal fees, court costs, fees of experts and other costs and expenses which the Participant incurred in any actual, threatened or contemplated contest of the Participant’s interpretation of, or determination under, the provisions of this paragraph 15(b).
16. Compliance with Laws. The granting and payment of the Units hereunder is subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
17. Administrator Authority. The Administrator shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Administrator in its discretion, as described in paragraph 9. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or a Related Company or to third parties.
18. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and the person or entity to whom the Units may have been transferred by will, the laws of descent and distribution, or beneficiary designation. All terms and conditions of this Agreement imposed upon the Participant shall, unless the context clearly indicates otherwise, be deemed, in the event of the Participant’s death, to refer to and be binding upon the Participant’s heirs and beneficiaries.
19. Construction. In the event that any provision of this Agreement is held invalid or unenforceable, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. In the event that any provision, including any of the Participant’s Obligations, is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended. The Units are intended not to be subject to any tax, interest or penalty under Section 409A of the Code, and this Agreement shall be construed and interpreted consistent with such intent.
20. Defined Terms. Except where the context clearly indicates otherwise, all capitalized terms used herein shall have the definitions ascribed to them by the Plan, and the terms of the Plan shall apply where appropriate.
21. Execution of Agreement. The Participant shall indicate his consent and acknowledgment to the terms of this Agreement (including the Participant’s Obligations) and the Plan by executing this Agreement pursuant to the instructions provided and otherwise shall comply with the requirements of paragraph 3. In addition, by consenting to the terms of this Agreement and the Participant’s Obligations, the Participant expressly agrees and acknowledges that Fidelity or the Company may deliver all documents, statements and notices associated with the Plan and this Agreement to the Participant in electronic form. The Participant and the Company hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if the Participant and the Company executed this Agreement (including the Participant’s Obligations) in paper form.
22.    Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

23.    Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.
24.    Submission to Jurisdiction; Service of Process. Any and all disputes between a Participant and the Company or any Related Company relating to the award of Units granted hereunder or this Agreement (including any exhibits hereto) shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 25 hereof.
25.    Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Executive Vice President and Chief Administrative Officer of Verizon at 1095 Avenue of the Americas, New York, New York 10036, and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy, sent by overnight carrier, or enclosed in a properly sealed envelope as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
26. Additional Remedies. Notwithstanding the foregoing provisions of this Agreement, and in addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have (including the right of the Company to terminate the Participant for Cause or to involuntarily terminate the Participant without Cause), the Participant acknowledges that—
(a) The Participant’s Obligations are essential to the continued goodwill and profitability of the Company and any Related Company;
(b) The Participant has broad-based skills that will serve as the basis for other employment opportunities that are not prohibited by the Participant’s Obligations;
(c) When the Participant’s employment with the Company or any Related Company terminates, the Participant shall be able to earn a livelihood without violating any of the Participant’s Obligations;
(d) Irreparable damage to the Company or any Related Company shall result in the event that the Participant’s Obligations are not specifically enforced and that monetary damages will not adequately protect the Company and any Related Company from a breach of these Participant’s Obligations;
(e) If any dispute arises concerning the violation or anticipated or threatened violation by the Participant of any of the Participant’s Obligations, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith;
(f) The Participant’s Obligations shall continue to apply after any expiration, termination, or cancellation of this Agreement; and
(g) The Participant’s breach of any of the Participant’s Obligations shall result in the Participant’s immediate forfeiture of all rights and benefits, including all Units, under this Agreement.

Exhibit A – Participant’s Obligations

As part of the Agreement to which this Exhibit A is attached, you, the Participant, agree to the following obligations:

1. Effect of a Material Restatement of Financial Results; Recoupment; Company Policies Regarding Securities Transactions

(a) General. Notwithstanding anything in this Agreement to the contrary, you agree that, with respect to all Units granted to you on or after June 23, 2015 and all short-term incentive awards made to you on or after June 23, 2015, to the extent the Company or any Related Company is required to materially restate any financial results based upon your willful misconduct or gross negligence while employed by the Company or any Related Company (and where such restatement would have resulted in a lower payment being made to you), you will be required to repay all previously paid (i) Units and (ii) short-term incentive awards that were provided to you during the performance periods that are the subject of the restated financial results, plus a reasonable rate of interest. For purposes of this paragraph, “willful misconduct” and “gross negligence” shall be as determined by the Administrator. The Board (or, in the case of the financial results of Verizon, the Audit Committee of the Verizon Board of Directors) shall determine whether a material restatement of financial results has occurred. If you do not repay the entire amount required under this paragraph, the Company may, to the extent permitted by applicable law, offset your obligation to repay against any source of income available to it, including but not limited to any money you may have in your nonqualified deferral accounts (if any).

(b) Requirements of Recoupment Policy or Applicable Law. The repayment rights contained in paragraph 1(a) of Exhibit A shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company or any Related Company may have under any Company or Related Company recoupment policy that may apply to you, or (ii) any right or obligation that the Company or any Related Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) or under any other applicable law. By accepting this award of Units, you agree and consent to the application, implementation and enforcement by the Company or any Related Company of any such recoupment policy (as it may be in effect from time to time) that may apply to you and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation and expressly agree that the Company and any Related Company may take such actions as are permitted under any such policy (as applicable to you) or applicable law, such as the cancellation of Units and repayment of amounts previously paid with respect to any previously granted Units or short-term incentive awards, without further consent or action being required by you.

(c) Company Policies Regarding Securities Transactions. By accepting this award of Units, you agree to comply with all Company and Related Company policies regarding trading in securities or derivative securities (including, without limitation, any such policies prohibiting trading on material inside information regarding the Company or a Related Company or any business with which the Company or a Related Company does business, any such policies prohibiting engaging in financial transactions that would allow you to benefit from a devaluation of the securities of the Company or a Related Company, and any additional policy that the Company or a Related Company may adopt prohibiting you from hedging your economic exposure to the securities of the Company or a Related Company), as such policies are in effect from time to time and for as long as such policies are applicable to you.

2. Noncompetition and Other Restrictive Covenants. You and the Company are parties to an Employment Agreement dated March 29, 2012 (the “Employment Agreement”) that contains noncompetition and other restrictive covenants and a Confidentiality and Inventions Assignment Agreement dated March 29, 2012 (the “Confidentiality Agreement”) that contains non-solicitation and other restrictive covenants. You hereby acknowledge and agree that the Employment Agreement and the Confidentiality Agreement and your obligations under each such agreement continue in effect and that such obligations constitute part of these Participant’s Obligations for all purposes under the Agreement.

3. Definitions. Except where clearly provided to the contrary or as otherwise defined in this Exhibit A, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Agreement to which this Exhibit A is attached.

4. Agreement to Participant’s Obligations. You shall indicate your agreement to these Participant’s Obligations in accordance with the instructions provided in the Agreement, and your acceptance of the Agreement shall include your acceptance of these Participant’s Obligations. As stated in paragraph 21 of the Agreement, you and the Company hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and the Company executed these Participant’s Obligations in paper form.